Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Ultra Petroleum Corp. Announces Third Quarter 2019 Results Outperforming Guidance on

Production and Provides Operations Update with Vertical Well Costs Improved by 12% to an

Average of $2.8 Million

Englewood, Colorado – November 7, 2019 – Ultra Petroleum Corp. (“Ultra” or the “Company”) (OTCQX: UPLC) announces financial and operating results for the quarter ended September 30, 2019.

Financial and Operating Highlights:

•	Third quarter production was 60.2 billion cubic feet equivalent (“Bcfe”) or 654 MMcfe per day, at the top end of guidance,
•	The Company brought 18 gross operated vertical wells online at an average 24-hour initial production (IP) rates of 5.8 million cubic feet equivalent per day (MMcfe/d),
•	Third quarter vertical well cost averaged $2.8 million, a 12% improvement to first half 2019,
•	The Company successfully completed seven 2-string wells in the quarter, bringing the year-to-date total to sixteen successful 2-string wells,
•	Suspended drilling as of mid-September reducing the full-year capital investment program to approximately $240—$250 million,
•	Amended the RBL Credit Facility to eliminate all maintenance financial covenants, and established the fall borrowing base at $1.175 billion with unanimous approval from our RBL lenders,
•	Generated total revenues, exclusive of derivative settlements, of $144.2 million and $5.0 million in Free Cash Flow, defined as Adjusted EBITDA less capital expenditures and cash interest expense,
•	Additional financial and operating highlights can be found in the new investor presentation posted at www.ultrapetroleum.com.

“We remain committed to financial discipline with a focus on sound operations of our business and the generation of free cash flow. With the amendment to the RBL Credit Facility that eliminated financial maintenance covenants, we have suspended drilling activity to preserve future drilling inventory and generate free cash flow for the foreseeable future. We have a low-decline production profile coupled with a low-cost structure that generates strong cash margins and provides us the necessary liquidity to manage the business for the long term,” said Ultra’s Chief Executive Officer Brad Johnson.

Third Quarter Financial Results

During the third quarter of 2019, total revenues, exclusive of derivative settlements, were $144.2 million as compared to $203.8 million during the third quarter of 2018. Derivative settlements during these periods were a gain of $18.5 million and a loss of $10.8 million, respectively. The Company’s production of natural gas and oil was 60.2 Bcfe, a 4% decrease from the second quarter 2019 of 62.5 Bcfe. The decrease in production is the result of the Company reducing capital expenditures over the course of the year driven by lower future commodity prices.

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During the third quarter of 2019, Ultra’s average realized natural gas price was $2.35 per thousand cubic feet (Mcf), which includes realized gains on commodity hedges. Excluding the realized gains from commodity derivatives, the Company’s average price for natural gas was $2.04 per Mcf, compared to $2.46 per Mcf for the third quarter of 2018. The Company’s average realized oil and condensate price, including realized hedges, was $60.20 per barrel (Bbl) for the quarter ended September 30, 2019 as compared to $58.02 per Bbl for the same period in 2018.

Ultra’s reported net income was $11.5 million, or $0.06 per diluted share. Ultra reported adjusted net income of $15.2 million, or $0.08 per diluted share for the quarter ended September 30, 2019.

Year-to-Date Financial Results

Year-to-date, revenues from natural gas and oil sales, including processing credits but excluding realized derivative settlements, decreased to $571.1 million for the nine months ended September 30, 2019, as compared to $619.3 million in 2018. During the nine months ended September 30, 2019, production of natural gas and oil was 184.9 Bcfe, which was comprised of 177.0 Bcf of natural gas and 1,305 thousand barrels of oil.

During the nine months ended September 30, 2019, Ultra’s average realized natural gas price was $2.43 per Mcf, including derivative settlements. Excluding the derivative settlements, the Company’s average price for natural gas was $2.76 per Mcf compared to $2.41 per Mcf for the same period in 2018. The Company’s average realized oil price, including derivative settlements, was $59.81 per Bbl for the nine months ended September 30, 2019, as compared to $58.89 per Bbl for the same period in 2018.

For the nine months ended September 30, 2019, total capital expenditures were $233.6 million. During this period, the Company turned to sales 71 gross (70.3 net) operated vertical wells and 1 gross (0.9 net) horizontal well. Additionally, there were 22 gross (7.3 net) vertical wells operated by others that were turned to sales in the Pinedale field in Wyoming.

Ultra’s reported net income for the nine months ended September 30, 2019, was $109.3 million, or $0.55 per diluted share as compared with net income of $45.5 million or $0.23 per diluted share for the same period in 2018. Adjusted net income for the nine months ended September 30, 2019, was $46.5 million, or $0.24 per diluted share, as compared to $122.3 million and $0.62 per diluted share in 2018.

Pinedale Vertical Program

During the third quarter, the Company and its partners brought online 18 gross (17.8 net) vertical wells in Pinedale. The average 24-hour IP rate for new operated vertical wells brought online in the quarter was 5.8 MMcfe/d.

The successful expansion of our two-string vertical wellbore pilot program over the course of the year and into the third quarter continued to meaningfully reduce drilling costs. The average cost of vertical wells drilled in the quarter was reduced to $2.8 million, a 12% decline from the second quarter. Seven new wells were successfully drilled of eight attempted, providing further confidence in the potential for future economic savings with this well design.

During the first nine months of 2019, operational optimization and the successful implementation of a two-string well design have brought the average cost of new vertical wells to $2.8 million, down from $3.2 million.

“Our operations team continued to execute successfully. We completed seven 2-string wells in the quarter, bringing the year-to-date total to sixteen successful 2-string wells. This effort has resulted in a material step change improvement to vertical well costs with successful 2-string wells averaging $2.6 million. Insights from the evolution of the two-string design and our more intensive reservoir characterization in 2019 will drive similar savings, coupled with increased confidence in placement of wells when commodity prices support resumption of a drilling program,” said Ultra’s Chief Operating Officer Jay Stratton.

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Hedging Summary

The Company will continue to hedge in order to provide a degree of certainty of cash flows along with being opportunistic in a strengthening natural gas and Rockies basis market. Management also works to balance the ability to provide upside exposure for the Company as the increase in future commodity prices has a meaningful impact on our cash flows on unhedged volumes given our low operating costs.

The table below provides a summary of the hedges in place as of October 31, 2019:

	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021
Natural Gas Swaps:
Volume (MMBtu/d)	318,424	250,000	—	—	—	—	—
NYMEX ($/MMBtu)	$2.76	$2.76	$—	$—	$—	$—	$—

Natural Gas Collars:
Volume (MMBtu/d)	5,054	36,374	236,000	155,000	214,946	80,000	80,000
NYMEX Floor ($/MMBtu)	$2.90	$2.78	$2.35	$2.41	$2.44	$2.46	$2.46
NYMEX Ceiling ($/MMBtu)	$3.15	$3.19	$2.83	$2.84	$2.92	$3.05	$3.05

Natural Gas Puts:
Volume (MMBtu/d)	—	—	35,667	35,593	30,000	—	—
NYMEX Strike Price ($/MMBtu)	$—	$—	$2.33	$2.33	$2.44	$—	$—

Oil Swaps:
Volume (Bbl/d)	3,500	2,500	1,500	1,000	—	—	—
NYMEX ($/Bbl)	$59.88	$60.42	$60.33	$60.00	$—	$—	$—

Natural Gas Basis Swap Contracts:
NW Rockies Volume (MMBtu/d)(a)	343,207	228,187	—	—	—	—	—
Price Differential ($/MMBtu)	$(0.45)	$(0.16)	$—	$—	$—	$—	$—

(a)	Represents swap contracts that fix the basis differentials for gas sold at or near Opal, Wyoming.

2019 Guidance

As previously announced, the Company reduced its capital plan for the remainder of 2019. The decision to move to a zero-rig program in the third quarter results in a reduction in our capital investments for the full year. The full-year capital investment guidance has been adjusted to $240 – $250 million.

Production: The Company has narrowed its annual production guidance range to 239 to 241 Bcfe. In the fourth quarter, the average daily production rate is expected to range between 590 and 610 MMcfe/d.

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Base production performance continues to be strong and the Company expects this out-performance to offset the incremental production for the fourth quarter that would have occurred from new wells drilled.

Expense: The following table presents the Company’s expected per unit of production expenses for the fourth quarter of 2019. Production tax guidance assumes forward NYMEX prices for the remainder of the year and realized prices for the periods reported to date.

2019 Expenses (per Mcfe)	4Q19 Guidance	Full-Year 2019 Guidance

Lease Operating Expense	$0.32 – 0.36	$0.28 – 0.30
Facility Lease Expense	$0.10 – 0.12	$0.10 – 0.12
Production Taxes	$0.25 – 0.29	$0.31 – 0.33
Gathering Fees, gross	$0.31 – 0.35	$0.32 – 0.34
Gathering Fees, net	$0.27 – 0.31	$0.28 – 0.30
Transportation Charges	$0.03 – 0.05	$0.00 – 0.02
Cash G&A	$0.10 – 0.14	$0.09 – 0.11
DD&A	$0.81 – 0.85	$0.84 – 0.86
Cash Interest Expense	$0.63 – 0.67	$0.60 – 0.62

2020 Guidance

The Company previously announced a preliminary outlook for 2020 assuming no additional drilling next year and $5 million per quarter for capital expenditures. Accordingly, production next year is expected to be from proved-developed producing wells currently online. With drilling activity suspended and all new wells online, the Company has narrowed the range of its preliminary outlook and is estimating production in 2020 of 182 to 192 Bcfe.

Liability Management and Strategic Alternatives

The Company continues its proactive efforts to reduce debt and affirms its ongoing advisor engagement with Centerview Partners that is focused on liability management. Recently, the Company engaged Tudor, Pickering, Holt & Co. (“TPH”) as an advisor to assist management and the Board of Directors to evaluate a range of strategic alternatives, including without limitation, a corporate sale, merger or other business combination, one or more strategic acquisitions or divestitures, or other transactions. Both Centerview and TPH have been engaged to work on going concern transactions and not for any in-court restructuring mandate.

There is no assurance that these initiatives will result in a transaction. The Company has not set a timetable for the evaluation process, and Ultra does not intend to disclose or comment on developments related to its evaluation unless the Company has determined that further disclosure is appropriate or required by law.

Conference Call and Webcast

The Company will host a conference call November 7, 2019, at 10:00 a.m. Mountain Time (12:00 p.m. Eastern Standard Time) to discuss the Company’s third quarter 2019 results. There will be prepared remarks from the Company’s management, followed by a question and answer session.

Investors and analysts are invited to participate in the call by dialing 877-371-5742, or 404-537-3406 for international calls, and using Conference ID: 9576414. Interested parties may also listen over the internet at www.ultrapetroleum.com. A replay of the call will be available on the Company’s website.

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Ultra Petroleum Corp.

Selected Operating and Financial Data

All amounts expressed in US $000’s, except per share data

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Volumes:
Natural gas (Mcf)	57,645	63,790	177,023	198,917
Oil and condensate (Bbls)	419	624	1,305	1,969

Mcfe – Total	60,159	67,534	184,853	210,731

Revenues:
Natural gas sales	$117,518	$156,986	$489,421	$479,704
Oil sales	24,465	41,523	75,231	125,974
Other revenue	2,255	5,267	6,451	13,611

Total operating revenues	144,238	203,776	571,103	619,289

Expenses:
Lease operating expenses	17,914	25,817	51,026	71,226
Facility lease expense	6,640	6,875	19,828	19,557
Production taxes	14,726	20,470	61,344	62,623
Gathering fees	19,827	21,810	60,027	69,046

Total lease operating costs	59,107	74,972	192,225	222,452

Depletion and depreciation	49,581	49,672	157,003	151,954
General and administrative	6,595	1,482	21,080	16,233
Other operating expenses	10,536	3,422	26,621	4,275

Total operating expenses	125,819	129,548	396,929	394,914

Other (expense) income, net	13,528	1,883	13,771	1,195
Interest expense	(32,372)	(38,382)	(98,074)	(111,934)
Deferred gain on sale of liquids gathering system	—	2,638	—	7,915
Realized gain (loss) on commodity derivatives	18,508	(10,786)	(56,703)	(3,050)
Unrealized gain (loss) on commodity derivatives	(6,570)	(11,018)	75,957	(72,557)

Total other (expense) income, net	(6,906)	(55,665)	(65,049)	(178,431)
Income (loss) before income taxes	11,513	18,563	109,125	45,944
Income tax provision	—	—	(169)	442

Net income (loss)	$11,513	$18,563	$109,294	$45,502

Adjusted Net Income Reconciliation:
Net income (loss)	$11,513	$18,563	$109,294	$45,502
Unrealized (gain) loss on commodity derivatives	6,570	11,018	(75,957)	72,557
Other operating expenses, net	8,897	3,422	26,621	4,275
Legal proceeding recoveries	(11,828)	—	(13,468)	—

Adjusted net income (1)	$15,152	$33,003	$46,490	$122,334

Operating cash flow (2) (7)	$68,992	$81,461	$216,235	$277,920

(see non-GAAP reconciliation)

Adjusted EBITDA (5)	$97,854	$119,843	$305,492	$390,296

(see non-GAAP reconciliation)

Weighted average shares (000’s)
Basic	197,840	197,054	197,581	196,888
Diluted	198,604	197,055	197,805	197,288

Earnings (loss) per share
Net income (loss) – basic	$0.06	$0.09	$0.55	$0.23
Net income (loss) – diluted	$0.06	$0.09	$0.55	$0.23

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Adjusted earnings per share (1)
Adjusted net income – basic	$0.08	$0.17	$0.24	$0.62
Adjusted net income – diluted	$0.08	$0.17	$0.24	$0.62

Realized Prices
Natural gas ($/Mcf), excluding realized gain on commodity derivatives	$2.04	$2.46	$2.76	$2.41
Natural gas ($/Mcf), including realized gain on commodity derivatives	$2.35	$2.38	$2.43	$2.45
Oil liquids ($/Bbl), excluding realized gain on commodity derivatives	$58.33	$66.54	$57.63	$63.98
Oil liquids ($/Bbl), including realized gain on commodity derivatives	$60.20	$58.02	$59.81	$58.89

Costs Per Mcfe
Lease operating expenses	$0.30	$0.38	$0.28	$0.34
Facility lease expense	$0.11	$0.10	$0.11	$0.09
Production taxes	$0.24	$0.30	$0.33	$0.30
Gathering fees (net)	$0.29	$0.24	$0.29	$0.26
Depletion and depreciation	$0.82	$0.74	$0.85	$0.72
General and administrative – total	$0.11	$0.02	$0.11	$0.08
Interest expense	$0.54	$0.57	$0.53	$0.53

	$2.41	$2.35	$2.50	$2.32

Adjusted Margins
Adjusted Net Income Margin (3)	9%	17%	9%	20%
Adjusted Operating Cash Flow Margin (4)(7)	42%	42%	42%	45%
Adjusted EBITDA Margin (6)	60%	62%	59%	63%

	As of
	September 30,	December 31,
	2019	2018
	(Unaudited)
Cash and cash equivalents	$3,365	$17,014
Outstanding debt
Credit facility	64,000	104,000
Term Loan, secured due 2024	971,194	975,000
Second Lien Notes, secured, due 2024	580,960	545,000
6.875% Senior Notes, unsecured due 2022	150,439	195,035
7.125% Senior Notes, unsecured due 2025	225,000	225,000

Outstanding debt	$1,991,593	$2,044,035
Add: Unamortized Premium	214,500	$228,096
Less: Deferred financing costs	(49,056)	(56,650)

Total outstanding debt, net	$2,157,037	$2,215,481

	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$56,180	$93,245	$277,482	$307,111
Net changes in operating assets and liabilities and other non-cash or non-recurring items (7)	12,812	(11,784)	(61,247)	(29,191)

Operating Cash Flow (2)	$68,992	$81,461	$216,235	$277,920

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	For the Quarter Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income	$11,513	$18,563	$109,294	$45,502
Interest expense	32,372	38,382	98,074	111,934
Depletion and depreciation	49,581	49,672	157,003	151,954
Unrealized (gain) loss on commodity derivatives	6,570	11,018	(75,957)	72,557
Deferred gain on sale of liquids gathering system	—	(2,638)	—	(7,915)
Stock compensation expense	750	1,424	2,271	11,547
Debt exchange expenses	—	—	1,822	—
Taxes	—	—	(169)	442
Other expenses	8,896	3,422	26,621	4,275
Legal proceeding recoveries	(11,828)	—	(13,467)	—

Adjusted EBITDA (5)	$97,854	$119,843	$305,492	$390,296
Capital and PP&E expenditures, net of proceeds received	(56,413)	(22,492)	(233,578)	(275,847)
Cash interest expense	(36,403)	(35,558)	(109,647)	(103,601)

Free cash flow (8)	$5,038	$61,793	$(37,733)	$10,848

Production (Mcfe)	60,159	67,534	184,853	210,731

Adjusted EBITDA per Mcfe	1.63	$1.77	$1.65	$1.85

(1)

Adjusted Net Income is defined as Net income adjusted to exclude non-cash mark-to-market gains or losses on commodity derivatives, certain income or expense amounts in order to exclude the volatility associated with the effects of non-recurring charges such as contract settlement expenses and other expenses.

(2)

Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash and non-recurring charges. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production Company’s ability to internally fund exploration and development activities and to service or incur additional debt. The Company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the Company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(3)	Adjusted Net Income Margin is defined as Adjusted Net Income divided by Total operating revenues plus Realized gain (loss) on commodity derivatives.
(4)	Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by Total operating revenues plus Realized gain (loss) on commodity derivatives.
(5)

Earnings before interest, taxes, depletion and amortization (Adjusted EBITDA) is defined as Net income (loss) adjusted to add back interest, taxes, depletion and amortization and certain other non-recurring or non-cash charges. Management believes that the non-GAAP measure of Adjusted EBITDA is useful as an indicator of an oil and gas exploration and production Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDA should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(6)	Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total operating revenues plus Realized gain (loss) on commodity derivatives.
(7)

For the nine months and quarter ended September 30, 2019 and 2018, Other operating expenses and legal proceeding recoveries are considered non-recurring items and are excluded from operating cash flow.

(8)	Free Cash Flow is defined as Adjusted EBITDA less capital expenditures, and cash interest expense

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About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The Company is listed on OTCQX and trades under the ticker symbol “UPLC”.

Additional information on the Company is available at www.ultrapetroleum.com. In addition, our filings with the Securities and Exchange Commission (“SEC”) are available by written request to Ultra Petroleum Corp. at 116 Inverness Drive East, Suite 400, Englewood, CO 80112 (Attention: Investor Relations) or on our website (www.ultrapetroleum.com) or from the SEC on their website at www.sec.gov or by telephone request at 1-800-SEC-0330.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement, including any opinions, forecasts, projections or other statements, other than statements of historical fact, are or may be forward-looking statements. Although the Company believes the expectations reflected in any forward-looking statements herein are reasonable, we can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected or reflected in such statements. This news release also includes forward-looking statements about the Company’s borrowing base, which is based in part upon estimates of the Company’s proved reserves. There are numerous uncertainties inherent in estimating proved reserves, including projecting future rates of production and timing of development. In addition, certain risks and uncertainties inherent in our business as well as risks and uncertainties related to our operational and financial results are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the most recent fiscal year, our most recent Quarterly Reports on Form 10-Q, and from time to time in other filings made by the Company with the SEC. Some of these risks and uncertainties include, but are not limited to, the Company’s ability to decrease its leverage or fixed costs, the Company’s ability to evaluate and execute a strategic alternative on acceptable terms or at all, increased competition, the timing and extent of changes in prices for oil and gas, particularly in the areas where we own properties, conduct operations, and market our production, as well as the timing and extent of our success in discovering, developing, producing and estimating oil and gas reserves, our ability to successfully monetize the properties we are marketing, weather and government regulation, and the availability of oil field services, personnel and equipment.

For further information contact:

Investor Relations

303-708-9740, ext. 9898

Email: IR@ultrapetroleum.com

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